Exhibit 10.8

GLOBAL HEADQUARTERS

Manor Royal

10 January 2012	Crawley
West Sussex
Strictly Private	RH10 9LW
James F Gentilcore	UK
167 Coffee Pond Road
Casco	Tel: +44 1293 603 391
Maine 04015	Fax: +44 1293 565 704
USA

Dear Jim

I am writing to confirm your continued appointment as a Non-Executive Director of the Company. This letter replaces that dated 1 April 2009 and sets out the terms of your appointment with effect from 1 December 2010 (the “Effective Date”).

Appointment

Your appointment will be for a further term of three years commencing from the Effective Date, unless otherwise terminated earlier by and at the discretion of either party upon one month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance. Non-executive directors are typically expected to serve two three-year terms, although the board may invite you to serve for an additional period.

Time commitment

You are aware that the nature of the role makes it impossible to be specific about the time commitment required. The Board expects you to commit sufficient time to allow you to meet your obligations to the Company. This will include attendance at board meetings, which will occur approximately five times a year and some may require attendance over two days; the AGM; and at least one site visit per year, although it is currently planned these will be arranged around board meetings rather than being separate. This letter refers to your appointment as a non-executive director of the Company and also as a member of the remuneration committee and audit & risk committee of the board. These committees have two planned meetings per year and may also hold adhoc meetings from time to time. The Company Secretary will send you the current terms of reference from time to time.

Of course, in addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the Chairman of the board of directors should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

Role

In the UK non-executive directors have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for the success of the Company. The board:

•                                          Provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•                                          Sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•                                          Sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

All directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, a director must have regard (among other matters) to:

•                                          The likely consequences of any decision in the long term.

•                                          The interests of the Company’s employees.

•                                          The need to foster the Company’s business relationships with suppliers, customers and others.

•                                          The impact of the Company’s operations on the community and the environment.

•                                          The desirability of the Company maintaining a reputation for high standards of business conduct.

•                                          The need to act fairly as between the members of the Company.

Of course the Company is a private company at present but we would expect the non-executive director role to be the same in all material respects as it would be if and when the Company lists on one or more stock exchange. Therefore, in addition to these requirements of all directors, the role of the non-executive has the following key elements:

•                                          Strategy.  Non-executive directors should constructively challenge and contribute to the development of strategy;

•                                          Performance.  Non-executive directors should scrutinize the performance management in meeting agreed goals and objectives and monitor the reporting performance;

•                                          Risk.  Non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•                                          People.  Non-executive directors are usually responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will continue to be paid a fee of US Dollars 100,000 per annum and which is subject to annual review by the board. As you know board meetings may be held in any of the Company’s facilities worldwide or at CCMP or Unitas offices around the globe. You may be required to attend these meetings in person or participate by phone. Where your services are provided in the UK such that your fees may be subject to UK income tax then we will pay you the “grossed up” amount so that you will be paid the amount as if the fees not been subject to deduction of income tax at source (PAYE) or UK Employees National Insurance (“NI”).

Your fee will continue to be paid in four equal installments (in relation to services provided during the proceeding quarter and conditional upon attendance of board meetings that quarter). The fee will be paid quarterly in arrears at the end of March, June, September and December. The Company will reimburse you for all reasonably and properly documented expenses you incur in the performance of your duties of your office upon receipt of the appropriate vouchers including business grade travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as apparent.

The board of directors of the Company will periodically consider whether they determine you to be independent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the Chairman.

Review process

The performance of individual directors and the whole Board and its Committees will be evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is £15 million for all directors and there is an additional amount specifically for non-executive director claims limited at £1m per claim or annual occurrence.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director and we agree that circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company’s expense.

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to me.

Yours sincerely

/s/ Nick Rose
Nick Rose
Chairman
For and on behalf of Edwards Group plc

I agree to the above terms of appointment as an non-executive director

Signed on January 24, 2012 by JAMES F GENTILCORE

Signed	/s/ James F Gentilcore